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                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated June 14, 2000 (except for Note D, as to which the date is July 31, 2000), accompanying the consolidated financial statements and schedule included in the Annual Report of Software Spectrum, Inc. on Form 10-K for the year ended April 30, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Software Spectrum, Inc. on Forms S-8 (Software Spectrum, Inc. 1993 Long Term Incentive Plan, Software Spectrum, Inc. Employee Stock Purchase Plan and Amended and Restated Stock Option Plan, filed on July 19, 1995, Software Spectrum, Inc. Non-Employee Directors' Retainer Stock Plan, filed on September 28, 1995, and Software Spectrum, Inc. 1998 Long Term Incentive Plan, filed on July 1, 1999).






GRANT THORNTON LLP

July 31, 2000
Dallas, Texas